Exhibit 2.1

IMPLEMENTATION AGREEMENT
by and among
SPK ACQUISITIONS LIMITED,
IONA TECHNOLOGIES PLC
and
With respect to Section 7.4 and Section 7.7 only,
PROGRESS SOFTWARE CORPORATION
Dated as of June 25, 2008

i

ii

IMPLEMENTATION AGREEMENT
     IMPLEMENTATION AGREEMENT (the “Agreement”), dated as of June 25, 2008, by and among SPK Acquisitions Limited, a private limited company incorporated under Irish company law (the “Buyer”), IONA Technologies PLC, a public limited company incorporated under Irish company law (“IONA”), and, with respect to Section 7.4 and Section 7.7 only, Progress Software Corporation, a Massachusetts corporation (the “Guarantor”).
     WHEREAS, the Boards of Directors of each of Buyer and IONA have each declared that it is advisable and in the best interests of Buyer and IONA and their respective shareholders to consummate, and have approved, this Agreement and the transactions provided for herein;
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to this willingness of IONA to enter into this Agreement, Buyer has delivered to IONA a Deed of Limited Guaranty and Indemnity dated as of the date hereof of the Guarantor, in the form attached hereto as Exhibit A (the “Limited Guaranty”);
     WHEREAS, this Agreement has been approved by the Panel (as defined below);
     WHEREAS, concurrently with the execution of this Agreement, and as a condition to the willingness of IONA and Buyer to enter into this Agreement, IONA and Buyer have entered into an Expenses Reimbursement and Non-Solicitation Agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Expenses Reimbursement Agreement”), the terms of which have been approved by the Panel;
     WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Buyer to enter into this Agreement, the IONA Directors (as defined below) have entered into the Voting Undertakings, dated as of the date hereof, in the form attached hereto as Exhibit C (each a “Voting Undertaking” and collectively, the “Voting Undertakings”), pursuant to which the IONA Directors have agreed, subject to the terms thereof, to vote or cause to be voted, at the IONA Shareholders’ Meetings (as defined below), all of the IONA Ordinary Shares (as defined below) beneficially owned by such shareholder in favour of the Resolutions (as defined below); and
     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions to such transactions.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I — RULE 2.5 ANNOUNCEMENT AND SCHEME
     1.1 Approval. Each Party confirms that its respective Board of Directors has approved the contents and release of the Rule 2.5 Announcement.

     1.2 Timing. The Parties agree that the Rule 2.5 Announcement shall be released to a RIS by no later than 7:00 a.m. (Irish Standard Time) on the Announcement Date, and that the obligations of IONA, Buyer and the Guarantor under this Agreement, other than the obligations under this Article I, shall be conditional on the release of the Rule 2.5 Announcement to a RIS on the Announcement Date.
     1.3 Expenses Reimbursement Agreement. Concurrently with the execution of this Agreement, IONA and Buyer are executing and delivering the Expenses Reimbursement Agreement to the other Party, and each party to the Expenses Reimbursement Agreement represents and warrants that assuming due authorisation, execution and delivery of the other parties thereto, the Expenses Reimbursement Agreement constitutes the valid and binding obligations of the parties thereto.
     1.4 Recommendation of the Scheme of Arrangement. IONA confirms that the IONA Directors unanimously consider that the terms of the Scheme are fair and reasonable and the IONA Directors have unanimously resolved to recommend to IONA Shareholders that they vote in favour of the Scheme. The unanimous recommendation of the IONA Directors that IONA Shareholders vote in favour of the Scheme, and the related opinion of the IONA Advisor, is set out in the Rule 2.5 Announcement.
ARTICLE II — REPRESENTATIONS AND WARRANTIES
OF BUYER
     Buyer hereby represents and warrants to IONA as follows:
     2.1 Available Funds. As of the date hereof, Buyer has, and at the date of the Effective Time will have, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the aggregate Scheme Consideration in full as well as to make all other required payments payable in connection with the transactions contemplated hereby.
     2.2 Buyer Information. The information relating to Buyer and its Subsidiaries and their respective directors, officers and employees to be contained in the Scheme Document (including any amendments or supplements thereto) and any other documents filed or furnished with the SEC or pursuant to the Takeover Rules in connection herewith, will not, on the date the Scheme Document is first mailed to IONA Shareholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document (including any amendments or supplements thereto) for which the Buyer Directors are responsible under the Takeover Rules and any related filings that Buyer is required to make with the SEC will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. The parts of the Scheme Document (including any amendments or supplements thereto) for which the Buyer Directors are responsible under the Takeover Rules and any related filings for which the Buyer Directors are responsible under the

Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act.
     2.3 Limited Guaranty. Concurrently with the execution of this Agreement, Buyer has caused the Guarantor to deliver to IONA (a) the duly executed Limited Guaranty, which is valid and in full force and effect, and no event has occurred which, with or without notice, lapse of time or both, would, individually or in the aggregate, reasonably be expected to constitute a default on the part of the Guarantor under the Limited Guaranty, and (b) copies of resolutions of the Board of Directors of the Guarantor authorizing the execution and delivery of the Limited Guaranty, as certified by the Guarantor’s Secretary.
     2.4 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, IONA acknowledges that none of Buyer or any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided or made available to IONA in connection with the transactions contemplated hereby. Neither Buyer nor any other Person will be subject to any liability or indemnification obligation to IONA or any other Person resulting from the distribution to IONA, or IONA’s use of, any such information, including any information, documents, projections, forecasts or other material made available to IONA in certain “data rooms” or management presentations in expectation of the transaction contemplated by this Agreement, unless any such information is expressly included in a representation or warranty contained in this Article II.
ARTICLE III — REPRESENTATIONS AND WARRANTIES OF IONA
IONA hereby represents and warrants to Buyer as follows:
     3.1 Option Report. The Option Report sets forth (a) the name of each holder of an IONA Share Option, (b) the date each IONA Share Option was granted, (c) the number of IONA Ordinary Shares subject to each such IONA Share Option, (d) the expiration date of each such IONA Share Option, and (e) the price at which each such IONA Share Option may be exercised. IONA shall notify Buyer within three (3) Business Days of any changes to the Option Report that occur for any reason after the date of this Agreement. Other than the IONA Share Options, there are no options, awards or other rights outstanding under the IONA Share Incentive Plans as of the date of this Agreement.
     3.2 IONA Information. The information relating to IONA and its Subsidiaries and their respective directors, officers and employees to be contained in the Scheme Document (including any amendments or supplements thereto) and any other documents filed or furnished with the SEC or pursuant to the Takeover Rules in connection herewith, will not, on the date the Scheme Document is first mailed to IONA Shareholders, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made. The parts of the Scheme Document (including any amendments or supplements thereto) for which the IONA Directors are responsible under the Takeover Rules and any related filings that IONA is required to make with the SEC will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. The parts of the Scheme Document (including any amendments or supplements thereto) for which the IONA Directors are responsible under the Takeover Rules and any related filings for which the IONA Directors are responsible under the Takeover Rules will comply in all material respects as to form with the requirements of the Takeover Rules and the Act.
     3.3 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, Buyer acknowledges that neither IONA nor any Person on behalf of IONA makes any other express or implied representation or warranty with respect to IONA or any of its Subsidiaries or with respect to any other information provided or made available to Buyer in connection with the transactions contemplated by this Agreement. Neither IONA nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.
ARTICLE IV — COVENANTS RELATING TO CONDUCT OF BUSINESS
     4.1 Conduct of Business Pending the Effective Time. At all times from the execution of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 10.1, except as may be required by law, or as expressly required elsewhere in this Agreement, IONA shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice in all material respects and in compliance in all material respects with all applicable laws and regulations and shall use its reasonable endeavours to preserve substantially intact its business organizations and goodwill and keep available the services of its executive officers and key employees and preserve the relationships with those Persons having business dealings with IONA. Furthermore, IONA agrees not to take any of the following actions (and to cause its Subsidiaries not to take such actions) (except as expressly required by this Agreement, by the Scheme or to the extent Buyer shall consent in writing):
          (a) amend the memorandum and articles of association of IONA, and shall cause each of its Subsidiaries not to amend its equivalent organizational documents;
          (b) (i) except pursuant to the exercise of the IONA Share Options granted prior to the date of this Agreement and listed on the Option Report and the exercise of options granted under the IONA Share Purchase Plan prior to the date of this Agreement, issue or agree to issue any shares, or any rights or securities convertible or exchangeable into, or grant the right to call for the issue of, any shares, effect any share split, share combination, reverse share split, share dividend, recapitalization, alter the rights attaching to any shares, or effect any reduction, repayment or cancellation of share capital or share premium or capitalize any reserves or redeem or buy-back any shares or other similar transaction, and (ii) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares (whether or not pursuant to the IONA Share Incentive Plans or the IONA Share Purchase Plan);
          (c) except to the extent permitted by Section 4.2 of this Agreement and except to the extent required under existing plans, agreements or arrangements Disclosed at Section 4.3.15 in the IONA Data Room (i) increase any compensation or enter into or amend any employment or severance agreement except as permitted by Section 4.1(c)(iv) or Section 4.1(c)(v) of this Agreement, (ii) grant any bonuses, (iii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or pension scheme or amend any existing employee benefit plan or pension scheme (including, without prejudice to the generality of the foregoing, changing the entitlements to benefits under a pension scheme, or the benefits that accrue under a pension scheme, or the amounts payable thereunder, or the basis of calculation of such amounts, or the basis on which any pension scheme is funded), except for changes which are less favourable to participants in such plans or are required to implement the Scheme, (iv) commence or terminate the employment of any employee or proposed employee whose annual remuneration exceeds US$100,000, (v) increase the base salary of any executive officer or member of the IONA Senior Management Team, (vi) increase the base salary of any employee (other than an executive officer or a member of the IONA Senior Management Team) by more than five percent (5%) of such individual’s base salary and provided that such increase is made in the ordinary course of employee reviews and compensation adjustments as heretofore conducted, or (vii) enter into or amend or otherwise modify any agreement or arrangement with Persons that are Affiliates or are officers or directors of IONA;
          (d) (i) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any IONA shares or allow any of IONA’s Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly owned IONA Subsidiary to another IONA Subsidiary or to IONA), or (ii) directly or indirectly redeem, purchase or otherwise acquire any of IONA’s shares or any equity interest of any of IONA Subsidiaries, other than in connection with (A) the acquisition of IONA Ordinary Shares from holders of IONA Share Options in full or partial payment of the exercise price payable by such holders upon exercise of IONA Share Options outstanding as of the date of this Agreement, and (B) tax withholdings upon the exercise of IONA Share Options;
          (e) merge with, enter into a consolidation with, enter into a scheme of arrangement with or acquire an interest of 10% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business consistent with past practice, or enter into any agreement or arrangement for any of the above;
          (f) other than in the ordinary course of business consistent with past practice, sell, lease, license, pledge, transfer, or otherwise dispose of or encumber any properties or assets of IONA or of any of its Subsidiaries (including any accounts, leases, contracts or intellectual property or any assets or the stock of any of its Subsidiaries);
          (g) (i) enter into any material joint venture or profit sharing agreement, (ii) license any material intellectual property rights from any third party which obligates the IONA

Group to make payments in excess of US$50,000 during its fiscal year or that cannot be terminated at will by the IONA Group within three (3) years of the date hereof without payment or penalty, or (iii) enter into any agreement the effect of which would be to impose non-compete, exclusivity or similar restrictive covenants on IONA or any of its Subsidiaries or which would, following the Effective Time, bind Buyer or any of its Subsidiaries (other than IONA and its Subsidiaries);
          (h) (i) create, incur or suffer to exist any indebtedness for borrowed money other than (A) such indebtedness which existed as of March 31, 2008 as reflected on the balance sheet included in IONA’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC, or (B) any indebtedness owed to IONA by any of its direct or indirect wholly owned Subsidiaries, or (ii) guarantee indebtedness of another Person, or (iii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of IONA or any of its Subsidiaries, or guarantee any debt securities of another Person;
          (i) make any change to its methods, principles or practices of accounting currently in effect, except (i) as required by generally accepted accounting principles, (ii) as required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board or any similar organization), or (iii) as required by a change in applicable law;
          (j) make or change any tax election, settle or compromise any tax claim or amend any tax return;
          (k) open or expand any facility or office;
          (l) settle or compromise any litigation or other disputes (whether or not commenced prior to the date of this Agreement) other than settlements or compromises for litigation or other disputes where the settlement imposes no material (in this context, material shall mean material to either IONA or Buyer) obligation other than the payment of cash and the amount paid in settlement or compromise does not exceed US$250,000 in the aggregate for all such settlements or compromises, excluding any amounts that may be paid under existing insurance policies;
          (m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of IONA or any of its Subsidiaries;
          (n) other than in accordance with the capital expenditure budget Disclosed at Section 7.12.1 in the IONA Data Room, incur any capital expenditure in excess of US$100,000 individually or US$200,000 in the aggregate;
          (o) other than in the ordinary course of business, modify, amend or terminate any material contract or agreement to which IONA or any of its Subsidiaries is a party, or knowingly waive, release or assign any material rights or claims (including any write-off or other compromise of any accounts receivable of IONA or any of its Subsidiaries); or

          (p) authorize any of, or commit or agree, in writing or otherwise, to take any of the foregoing actions, or otherwise agree to take any action inconsistent with any of the foregoing.
Section 4.1 is subject to, and shall not override the requirements of the provisions of, the Takeover Rules, in particular Rule 21 of the Takeover Rules.
     4.2 Discretionary Bonus Pool. IONA may, on a discretionary basis, grant cash bonuses to employees of the IONA Group (other than Peter Zotto, Christopher Mirabile and any other executive officer as defined in the Exchange Act) of an aggregate amount not exceeding US$200,000, subject to the following conditions:
          (a) no individual is granted a bonus or bonuses which, in the aggregate, exceeds US$20,000;
          (b) IONA shall, wherever reasonably possible, give Buyer advance notice of any proposed bonuses it intends to grant. In circumstances where it is not reasonably possible for IONA to give Buyer advance notice, IONA shall give Buyer notice of any such bonuses it grants as soon as practicable following notice of the grant of the bonus being given to the employee. Any notice delivered pursuant to this Section 4.2(b) will include, in relation to each bonus or proposed bonus, details of the identity of the recipient of the bonus or proposed bonus, the amount of the bonus or proposed bonus and the reasons for the grant of the bonus or proposed bonus; and
          (c) IONA shall have discretion regarding the payment of bonuses pursuant to this Section 4.2 but shall work in good faith with Buyer to align their interests and to give due consideration to the views and comments of Buyer in its decisions in relation to granting any such bonuses.
     4.3 Approvals. In the event that IONA shall desire to take an action that is otherwise prohibited pursuant to Section 4.1, IONA may request Buyer’s approval of such action by sending an e-mail or facsimile request to each of the individuals set forth in Schedule 4.3 hereto, and in response to any such request, Buyer shall be deemed to have given its approval to any such request if any one of such individuals shall grant Buyer’s approval to IONA’s request by return e-mail or facsimile (it being understood and hereby agreed that Buyer shall not be deemed to have approved of any such request by IONA, or to have waived any of its rights to object to any action taken by IONA that is the subject of such request, if Buyer (or any of the individuals listed in Schedule 4.3 hereto) shall not have responded to any such request by IONA). With respect to any consent requested by IONA to an exception to Section 4.1(c), Buyer shall not unreasonably withhold or delay such consent.

ARTICLE V — PREPARATION AND DESPATCH OF DOCUMENTS
     5.1 Generally. Each of the Parties will promptly provide such assistance and information as may reasonably be required by the other Party for the purposes of, or in connection with, the preparation of all documentation, including but not limited to the Scheme Document, required in connection with the Acquisition and/or the Scheme and/or in relation to the Clearances.
     5.2 Scheme Document. As promptly as practicable after the date of this Agreement, IONA shall prepare and cause to be filed with the SEC and the Panel the Scheme Document relating to the Scheme. IONA shall respond promptly to any comments of the SEC, its staff or the Panel with respect to the Scheme Document. Buyer shall furnish all information concerning themselves as IONA may reasonably request in connection with the preparation of the Scheme Document or which may be required under applicable law. IONA shall, as promptly as practicable, notify Buyer upon the receipt of any comments from the SEC, its staff or the Panel or any request from the SEC, its staff or the Panel for amendments or supplements to the Scheme Document and the related form of proxy, shall provide Buyer with copies of all written correspondence, and shall keep Buyer reasonably informed of all discussions, between IONA and its Representatives on the one hand and the SEC, its staff, or the Panel on the other hand to the extent such written correspondence and/or discussions relate to the Scheme, the Scheme Document, this Agreement, the Expenses Reimbursement Agreement or any issue, matter, Clearance, consent or approval sought from the SEC and/or the Panel in connection with the Scheme. Prior to filing or mailing the Scheme Document, or any amendment or supplement thereto, with the SEC or the Panel, or responding to any comments of the SEC or the Panel with respect thereto, IONA shall (a) provide Buyer with a reasonable opportunity to review and comment on such document or response, (b) discuss with Buyer and include in such document or response all comments reasonably and promptly proposed by Buyer, and (c) not file such document with the SEC and/or the Panel or mail such document to IONA Shareholders, in each case, prior to receiving the approval of Buyer, which approval shall not be unreasonably withheld or delayed, solely as relates to the parts of the Scheme Document (including any amendments or supplements thereto) for which the Buyer Directors are responsible under the Takeover Rules. As soon as the Scheme Document is in a form acceptable to the Panel, and the time period for any SEC comments has either elapsed or all comments from the SEC have been cleared, IONA shall cause the Scheme Document and the related forms of proxy to be filed with the High Court and seek to obtain from the High Court an order to convene the Court Meeting by mailing the Scheme Document (the “Mailing Order”). Having obtained the Mailing Order, IONA shall, as soon as practicable thereafter, cause the Scheme Document and related forms of proxy to be mailed to the IONA Shareholders and, for information only, to the IONA Optionholders. If IONA or Buyer becomes aware of any information that, pursuant to the Securities Act, the Exchange Act, the Takeover Rules or the Act, should be disclosed in an amendment or supplement to the Scheme Document, then the Party becoming so aware shall promptly inform the other Party thereof and the Parties shall cooperate with each other in filing such amendment or supplement with the SEC, the Panel, and, if required, the High Court and, if appropriate, in mailing such amendment or supplement to the IONA Shareholders and, for information only, to the IONA Optionholders.

     5.3 Optionholder Proposal. Subject to the conditions set out in Section 5.2 being satisfied in relation to the Scheme Document, the Parties agree that:
          (a) the IONA Share Incentive Plans will be amended in the Agreed Form prior to the publication of the Rule 2.5 Announcement;
          (b) the Optionholder Proposal will be to provide (i) IONA Optionholders with an opportunity to elect to exercise their IONA Share Options immediately upon the Scheme being approved by the High Court and conditional upon it becoming effective, and on the condition that the resultant IONA Ordinary Shares being issued are then transferred to Buyer under the Scheme, (ii) IONA Optionholders (other than IONA Directors and executive officers for United States federal securities law purposes) who elect to exercise their IONA Share Options with a cashless exercise facility under which they may direct that the exercise price of their IONA Share Options be paid to IONA out of the proceeds of the sale to Buyer under the Scheme of the IONA Ordinary Shares issued to them upon exercise of their IONA Share Options, and (iii) that all IONA Share Options that remain outstanding on the Effective Date, having an exercise price per IONA Ordinary Share subject to such IONA Share Option that is less than the Scheme Consideration per IONA Ordinary Share, shall be cancelled with effect from midnight (Irish Standard Time) on the Effective Date in consideration for the payment to the IONA Optionholder of a cash payment per IONA Ordinary Share subject to such IONA Share Option equal to the excess of the Scheme Consideration per IONA Ordinary Share over the exercise price applicable to such IONA Share Option;
          (c) the Optionholder Proposal will be made by IONA and Buyer to IONA Optionholders in respect of their respective holdings of IONA Share Options and the Optionholder Proposal will include a statement in the Agreed Form regarding the amendment of the IONA Share Incentive Plans as referred to in Section 5.3(a) above; and
          (d) IONA will mail the documents comprising the Optionholder Proposal to all IONA Optionholders in accordance with Rule 15 of the Takeover Rules by no later than five (5) Business Days after the mailing of the Scheme Document.
     5.4 Acquisition Documents. Except as otherwise agreed between the Parties, IONA and its advisers will:
          (a) promptly prepare the first draft of each of the Acquisition Documents;
          (b) promptly send the first draft of each of the Acquisition Documents to Buyer, and give Buyer and its advisers reasonable opportunity to review and comment on that draft;
          (c) provided the comments of Buyer and its advisers are received promptly, IONA and its advisers will take account of, and reflect in any Acquisition Documents, the reasonable comments made by Buyer and its advisers; and
          (d) the Parties and their advisers will agree and approve the final form of each of the Acquisition Documents (such approval not to be unreasonably withheld, conditioned or delayed by either Party), which shall comply with all applicable requirements of law, including, without limitation, the Takeover Rules, the Listing Rules, the Irish Stock Exchange, the Securities Act, the Exchange Act and the High Court.
     5.5 Miscellaneous. Except as required by law, IONA shall not seek to amend any of the Acquisition Documents after mailing of the respective Acquisition Document without the prior written consent (not to be unreasonably withheld or delayed) of Buyer. For the avoidance of doubt, IONA and Buyer will equally share the costs associated with publication and posting of the Acquisition Documents and the Scheme Document.
ARTICLE VI — IMPLEMENTATION OF THE SCHEME AND ACQUISITION
     6.1 Financial Advisor Opinion. IONA confirms that the IONA Advisor has delivered to the Directors of IONA (and provided a courtesy copy to Buyer) its written opinion, dated as of June 24, 2008, to the effect that, subject to such qualifications and assumptions as are contained therein, as of such date, the Scheme Consideration is fair to the IONA Shareholders from a financial point of view. IONA confirms that the IONA Advisor has consented to the inclusion of such opinion, and a summary thereof, in the Scheme Document.
     6.2 Implementation. Each of IONA and Buyer will procure the implementation of the Scheme and completion of the Acquisition as outlined in the Rule 2.5 Announcement, the Scheme Document and this Agreement, unless this Agreement is terminated in accordance with its terms. As soon as practicable after the date of this Agreement, each of the Parties will take or cause to be taken such steps as are within its power and necessary or required, and provide each other with such other assistance as may reasonably be required, to implement the Scheme and the Acquisition, including without limitation the following:
          (a) IONA will promptly and using all reasonable endeavours make all necessary applications to the High Court in connection with the implementation of the Scheme, including issuing appropriate proceedings requesting the High Court to order that the Court Meeting be convened as soon as possible following the publication of the Rule 2.5 Announcement, and will do so in such a manner so as to ensure that the hearing of such proceedings occurs as soon as practicable in order to facilitate the mailing of the Scheme Document as soon as practicable in accordance with Section 5.2;
          (b) in addition to agreeing to the Acquisition Documents between the Parties in accordance with the procedure set out in Section 5.4, the Parties will settle all necessary advertisements or announcements, and any other documents stipulated by the High Court (or, as the case may be, the Panel) with the High Court (and, to the extent required, the Panel) insofar as possible within three (3) Business Days of submission of the relevant document to the High Court and/or the Panel as applicable;
          (c) each Party will, to the extent required by the Takeover Rules, obtain the consent or sanction of the Panel in relation to agreements or arrangements entered into in connection with the Acquisition and/or the Scheme as soon as possible following the issue of the Rule 2.5 Announcement;

          (d) IONA shall procure the publication of the requisite advertisements and mailing of the Scheme Document and the forms of proxy to IONA Shareholders on the register of members of IONA on the record date agreed with the High Court in accordance with the relevant orders of the High Court as promptly as practicable following the order of the High Court to despatch the relevant documents being made, and thereafter shall publish and/or post such other documents and information (the form of which shall be agreed between the Parties in accordance with the procedure set out in Section 5.4) as the High Court may approve or direct from time to time in connection with the implementation of the Scheme in accordance with applicable law as promptly as practicable following the order of the approval of the High Court to publish or post such documents being made;
          (e) prior to the Court Meeting, IONA shall keep Buyer informed on a daily basis in the two week period prior to the Court Meeting of the number of proxy votes received in respect of resolutions to be proposed at the Court Meeting and/or EGM;
          (f) IONA shall hold the Court Meeting and EGM at the times and date on which they are convened in the Scheme Document, and in such manner as shall be approved by the High Court and, except as otherwise agreed in writing with Buyer, propose the Resolutions without amendment;
          (g) IONA shall not, except as otherwise agreed in writing with Buyer, postpone or adjourn the Court Meeting or EGM;
          (h) following the Court Meeting and EGM, assuming the Resolutions are duly passed (including by the requisite votes required under Section 201 of the Act in the case of the Court Meeting), IONA shall seek the sanction of the High Court to the Scheme as soon as possible thereafter; and
          (i) on the Closing Date, IONA shall cause an office copy of the Court Order and a copy of the minute required by Section 75 of the Act to be filed with the Companies Registration Office for registration in accordance with the provisions of the Act.
     6.3 Notifications. Each of the Parties shall promptly notify the other in writing of:
          (a) the receipt of any notice or any other communication from any third party alleging that the consent of such third party is or may be required to implement the Scheme or to close any of the transactions contemplated by this Agreement; and/or
          (b) any event, circumstance, change, fact or occurrence which it becomes aware of that will or would be reasonably likely to result in one or more of the Conditions not being satisfied.
     6.4 Effective Date. IONA and Buyer shall work together and co-operate with each other to try to ensure that the Effective Date occurs on or before September 15, 2008. In any event, IONA (and Buyer, to the extent applicable) will comply with any time limits that may be specified in the Court Order or by the Panel.
     6.5 Agreement to be Bound by the Scheme

          (a) IONA agrees to be bound by the Scheme and to perform any of the actions required of it by the Scheme.
          (b) Buyer agrees to be bound by the Scheme and to perform any of the actions required of it by the Scheme.
          (c) If Buyer intends to seek the permission of the Panel to invoke any of the Conditions, Buyer shall notify the Directors of IONA of such intention at least two (2) Business Days prior to approaching the Panel, and provide them with reasonable details of the grounds on which it intends to invoke the relevant Condition.
          (d) Buyer agrees to pay the Scheme Consideration to the IONA Shareholders in accordance with, and subject to, the terms and conditions of the Scheme.
     6.6 Correspondence and Discussions with the Panel. Each of the Parties will promptly provide such assistance and information as may reasonably be required by the other Party for the purposes of, or in connection with any correspondence or discussions with the Panel in connection with the Acquisition and/or the Scheme, and each Party and its advisers shall consult with the other Party and its advisers prior to any approach to the Panel in connection with the Acquisition and/or the Scheme. The Parties hereby agree that the Panel’s document review fees (of approximately €50,000) are payable by Buyer. For the avoidance of doubt, if such fees are paid by IONA on behalf of Buyer, the amount payable by IONA to Buyer pursuant to the Expenses Reimbursement Agreement (notwithstanding anything contained in the Expenses Reimbursement Agreement) shall be reduced by an equivalent amount.
     6.7 Conduct of Court Hearings
          (a) IONA and Buyer shall agree on the High Court timetable and IONA shall consult in good time with Buyer regarding the conduct of all High Court proceedings in connection with the Scheme and will promptly advise Buyer of the dates of any such hearings.
          (b) IONA shall be represented in the High Court at all hearings in connection with the Scheme by Counsel selected from the list of counsel agreed upon between IONA and Buyer (the “Counsel”).
          (c) Buyer will be legally represented at the hearing of the High Court to sanction the Scheme.
          (d) Subject to Section 7.3(h) of this Agreement, IONA will give such undertakings as are required by the High Court in connection with the Scheme.
          (e) Subject to the limitations on the obligations of Buyer set out in Section 7.3(h) of this Agreement, Buyer will give such undertakings as are required by the High Court in connection with the Scheme.
     6.8 Withdrawal of Scheme Recommendation. In addition to the provisions of the Expenses Reimbursement Agreement, the IONA Directors shall not withdraw or adversely modify the Scheme Recommendation unless (a) IONA has provided written notice to Buyer of the IONA Directors’ first board meeting at which they are to consider so withdrawing or adversely modifying the Scheme Recommendation, and (b) IONA has provided Buyer with a reasonable opportunity to make adjustments in the terms and conditions of the Scheme and has negotiated in good faith with Buyer with respect thereto during the five (5) Business Day period after Buyer has received the notice described in clause (a) above.
ARTICLE VII — ADDITIONAL AGREEMENTS
     7.1 Announcements. Subject to the requirements of applicable law, the Takeover Rules, the Listing Rules, a court order, the Securities Act, the Exchange Act, the SEC or any regulatory body (including, without limitation, the Panel), the Parties shall consult together as to the terms of, the timing of and the manner of publication of any formal announcement, document or publication which either Party may make regarding the Acquisition, the Scheme, this Agreement or any matter referred to in the Rule 2.5 Announcement. Buyer and IONA shall give each other the opportunity to review and comment upon any such announcement, document or publication and shall not issue any such announcement, document or publication prior to such consultation, except as may be required by applicable law, the Takeover Rules, the Listing Rules, a court order, the Securities Act, the Exchange Act, the SEC or any regulatory body (including, without limitation, the Panel) which has jurisdiction over it. Any other communication which any Party may make regarding such matters shall, subject to the requirements of applicable law, the Takeover Rules, the Listing Rules, a court order, the Securities Act, the Exchange Act, the SEC or any regulatory body (including, without limitation, the Panel), be consistent with any such announcement, document or publication and the terms of the Rule 2.5 Announcement. The Parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form of the Rule 2.5 Announcement.
     7.2 Rule 16b-3 Actions. IONA and Buyer agree that, in order to most effectively compensate and retain those officers and directors of IONA who are subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Acquisition, both prior to and after the Effective Time, it is desirable that such Persons not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the transactions contemplated by this Agreement, and for that compensatory and retentive purpose agree to the provisions of this Section 7.2. Promptly after the date hereof and prior to the Effective Date, IONA shall adopt a resolution in advance of the Effective Time providing that any dispositions of IONA Ordinary Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to IONA to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable law.
     7.3 Third Party Consents and Regulatory Approvals.
          (a) The terms of the Acquisition at the date of publication of the Scheme Document shall be set out in the Rule 2.5 Announcement and the Scheme Document.
          (b) Unless and until this Agreement is terminated in accordance with its terms, the Parties each agree to use their reasonable endeavours to achieve satisfaction of the

Conditions as soon as reasonably practicable following the publication of the Scheme Document.
          (c) Subject to the terms and conditions hereof, IONA and Buyer shall use their reasonable endeavours to:
     (i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby (including, without limitation, the Acquisition) as promptly as practicable;
     (ii) as promptly as practicable, obtain from any Governmental Authority any Clearances required to be obtained or made by IONA or Buyer or any of their respective Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Acquisition);
     (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Acquisition required under (A) the Exchange Act and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, (C) the Takeover Rules and the Act, (D) the High Court, and (E) any other applicable law; and
     (iv) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement (including, without limitation, the Acquisition).
IONA and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing Party and its advisors prior to filing and, if requested, considering in good faith reasonable additions, deletions or changes suggested in connection therewith. IONA and Buyer shall furnish to each other, upon reasonable request, all information reasonably necessary or advisable in connection with any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in the Scheme Document) in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Buyer and IONA agree that nothing contained in this Section 7.3(c) shall modify or affect their respective rights and responsibilities under Section 7.3(d). With respect to any documents or information required to be given by any Party to another Party pursuant to this Section 7.3(c), such first Party may give such documents or information to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable law.
          (d) Subject to the terms hereof, Buyer and IONA agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable endeavours to obtain any government clearances or approvals required for Closing under the HSR Act and any other federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), and agree to respond to any government requests for information under any Antitrust Law, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an “Antitrust Order”) that restricts, prevents or prohibits the consummation of the Acquisition or any other transactions contemplated by this Agreement under any Antitrust Law. The Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other Party in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to any Antitrust Law. Buyer shall pay the filing fee for the filing to be made under the HSR Act.
          (e) Each of IONA and Buyer shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, their reasonable endeavours to obtain any third party Clearances required on behalf of such Party or any of its Subsidiaries in connection with the Acquisition that are necessary to consummate the transactions contemplated hereby, it being understood that neither IONA nor Buyer shall be required to make any material payments, other than filing or other fees payable to a Governmental Authority for seeking the relevant Clearance, in connection with the fulfillment of its obligations under this Section 7.3(e).
          (f) Buyer and IONA shall (i) promptly advise each other of (and Buyer or IONA shall so advise with respect to communications received by any Subsidiary of Buyer or IONA, as the case may be) any written or oral communication from any Governmental Authority or third party whose consent or approval is required for consummation of the transactions contemplated by this Agreement; (ii) to the extent practicable, not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other Party in advance, and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend; and (iii) promptly furnish the other Party with copies of all correspondence, filings, and written communications between them and their Subsidiaries and Representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to this Agreement and the transactions contemplated by this Agreement, except that materials may be redacted (x) to remove references concerning the valuation of the businesses of IONA or Buyer or their respective Affiliates, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable privilege or confidentiality concerns. Neither Buyer nor IONA shall consent to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transactions contemplated by this Agreement at the behest of any Governmental Authority without the consent of the other Party, which consent shall not be unreasonably withheld or delayed. With respect to any notice, documentation or other communication required to be given by any Party to another Party pursuant to this Section 7.3(f), such first Party may give such notice, documentation or other communication to such second Party’s outside counsel, instead of directly to such second Party, if such first Party reasonably believes that doing so is required by, or advisable pursuant to, applicable law.

          (g) Each Party will promptly provide such information as may reasonably be requested by a Governmental Authority following any such filing or notification and shall negotiate with any Governmental Authority in relation to any undertakings, orders, agreements or commitments which any such Governmental Authority requires to facilitate the Acquisition, and shall use reasonable endeavours to cause such negotiations to be concluded in any event at least five (5) Business Days prior to December 15, 2008 or such other date as is agreed between the Parties and (if required) consented to by the High Court and (if required) the Panel.
          (h) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require either IONA or the Guarantor, or any of their respective Subsidiaries, to, and, without Buyer’s prior written consent, none of IONA or any of its Subsidiaries shall: (i) agree to or to effect any divestiture of, or hold separate (including by establishing a trust or otherwise), or agree to restrict its ownership or operation of, any business or assets of IONA or its Subsidiaries or of the Guarantor or its Subsidiaries, or to enter into any settlement or consent decree, or agree to any undertaking, with respect to any business or assets of IONA or its Subsidiaries or of the Guarantor or its Subsidiaries, (ii) enter into, amend or agree to enter into or amend, any material contracts or agreements of IONA or its Subsidiaries or of the Guarantor or its Subsidiaries, (iii) otherwise waive, abandon or alter any material rights or obligations of IONA or its Subsidiaries or of the Guarantor or its Subsidiaries or (iv) file or defend any lawsuit, appeal any judgment or contest any injunction issued in a proceeding initiated by a Governmental Authority.
     7.4 Directors’ and Officers’ Indemnification and Insurance.
          (a) The Buyer Parties agree that all rights to indemnification or exculpation now existing in favor of, and all limitations on the personal liability of each present and former director or officer of IONA and its Subsidiaries provided for in the respective organizational documents in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement), to the extent in effect as of the date hereof, shall continue in full force and effect for a period of six (6) years after the Effective Time. During such period, the Buyer Parties shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time was a director or officer of IONA and its Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, actions or omissions occurring at or prior to the Effective Time arising out of the transactions contemplated by this Agreement), unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification required to be continued pursuant to this Section 7.4(a) in respect of any such claim or claims shall continue until disposition of any and all such claims.
          (b) Prior to the Effective Time, IONA shall, to the fullest extent permitted under applicable law and regardless of whether the Scheme becomes effective, indemnify and hold harmless, and, after the Effective Time, the Buyer Parties shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director or officer of IONA and their respective heirs and representatives (each an “Indemnified Party”

and, collectively, the “Indemnified Parties”) against all costs and expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, arising out of or pertaining to any action or omission in their capacities as directors or officers, in each case occurring before the Effective Time (including the transactions contemplated by this Agreement). Without limiting the foregoing, in the event of any such claim, action, suit, proceeding or investigation, (i) IONA or the Buyer Parties and the Surviving Corporation, as the case may be, shall be entitled to control the defense of such claim, action, suit, proceeding or investigation, (ii) if IONA, the Buyer Parties or the Surviving Corporation (or counsel selected by the applicable insurer of IONA or the Surviving Corporation) does not elect to control the defense of such claim, action, suit, proceeding or investigation, the Indemnified Party shall be entitled to select counsel for the Indemnified Party, which counsel shall be reasonably satisfactory to IONA or to the Buyer Parties and the Surviving Corporation, as the case may be, and IONA or the Buyer Parties and the Surviving Corporation shall pay the fees and expenses of such counsel promptly after statements therefor are received (unless the Surviving Corporation shall elect to defend such action), (iii) IONA or the Buyer Parties shall cooperate in the defense of any such matter, provided, however, that neither IONA nor the Buyer Parties shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed); and (iv) neither IONA nor the Buyer Parties shall settle or compromise any such claim, action, suit, proceeding or investigation without the Indemnified Party’s written consent thereto (which consent shall not be unreasonably withheld or delayed).
          (c) At or prior to the Effective Time, IONA shall purchase a “tail” directors’ and officers’ liability insurance policy (which by its terms shall survive the Acquisition) for its directors and officers, which shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage under, and have other terms not materially less favorable on the whole to, the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by IONA, so long as the aggregate cost is no more than 200% of the annual premium paid by IONA in its most recent fiscal year (the “Maximum Amount”). In the event that the Maximum Amount is insufficient for such coverage, IONA may spend up to the Maximum Amount to purchase such lesser coverage as may be obtained with such amount. The Buyer Parties shall, and shall cause IONA to, maintain such policy in full force and effect, and continue to honor the obligations thereunder.
          (d) The obligations under this Section 7.4 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 7.4 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 7.4 applies and any such indemnitees’ heirs or representatives, shall be third party beneficiaries of this Section 7.4 and shall be entitled to enforce the covenants contained herein).
          (e) In the event the Buyer Parties or IONA or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Buyer Parties or IONA, as the case may be, assume the obligations set forth in this Section 7.4.
     7.5 Additional Agreements. Subject to the terms and conditions herein provided, in case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement the proper officers and directors of each Party to this Agreement and their respective Subsidiaries shall use its or their reasonable endeavours to take, or cause to be taken, all such necessary action as may be reasonably requested by, and at the sole expense of, Buyer.
     7.6 [Intentionally Left Blank].
     7.7 Employment and Benefit Matters.
          (a) Provision of Benefits. The Buyer Parties shall, and shall cause IONA to, treat, and cause the applicable benefit plans to treat, the service of the IONA Employees with IONA or any Subsidiary of IONA attributable to any period before the Effective Time as service rendered to the Buyer Parties or the Surviving Corporation for purposes of eligibility to participate, vesting and for other appropriate benefits including, but not limited to, applicability of minimum waiting periods for participation but excluding benefit accrual under any defined benefit plan of the Buyer Parties or any duplication of benefits. Without limiting the foregoing, the Buyer Parties shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar plan of the Buyer Parties to be waived with respect to the IONA Employees and their eligible dependents, to the extent the IONA Employees have satisfied any similar limitations or requirements under the corresponding plan in which the IONA Employees participated immediately prior to the Closing Date and shall cause the Surviving Corporation to make appropriate arrangements with its insurance carrier(s) to ensure such result, and the Buyer Parties shall use reasonable endeavours to cause any deductibles paid by the IONA Employees under any of IONA’s or its Subsidiaries’ health plans in the plan year in which the Closing Date occurs shall be credited towards deductibles under the health plans of the Buyer Parties or any Subsidiary of the Buyer Parties. Except with respect to employees who have entered into employment agreements with IONA or its Subsidiaries, and subject to Section 7.7(d) hereof, the IONA Employees who remain employed after the Effective Time shall be considered to be employed by the Buyer Parties “at will” and nothing shall be construed to limit the ability of the Buyer Parties or the Surviving Corporation to terminate the employment of any such IONA Employee at any time. The Buyer Parties will cooperate with IONA, at IONA’s cost, in respect of consultation obligations and similar notice and bargaining obligations owed to any employees or consultants of IONA or any Subsidiary of IONA in accordance with all applicable laws and bargaining agreements, if any.
          (b) Continuation of Plans. Subject to Section 7.7(a) hereof, the Buyer Parties shall have sole discretion with respect to the determination as to whether or when to terminate, merge or continue any employee benefit plans and programs of IONA; provided, however, that the Buyer Parties shall continue to maintain such employee benefit plans and programs of

IONA (other than stock-based plans) until the IONA Employees are permitted to participate in the plans of the Buyer Parties or the Surviving Corporation in accordance with Section 7.7(a).
          (c) Existing Compensation Agreements. The Buyer Parties shall honor, in accordance with their terms, all compensation, employment, severance, change-of-control and similar obligations of IONA to the extent those compensation agreements have been Disclosed to the Buyer Parties.
          (d) Continuation of Employment. No provision of this Section 7.7 shall create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of IONA or any Subsidiary of IONA in respect of continued employment (or resumed employment) with the Buyer Parties, the Surviving Corporation or any of the Buyer Parties’ Subsidiaries and no provision of this Section 7.7 shall create such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement that may be established by the Buyer Parties or any of its Subsidiaries. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of the Buyer Parties or any of its Subsidiaries.
ARTICLE VIII — CLOSING
     8.1 Closing Date. The closing of the transactions contemplated hereby (“Closing”) shall take place on such date, to be agreed by IONA and Buyer, being not more than five (5) Business Days after the date following satisfaction of all of the Conditions (“Closing Date”) with the exception of Condition 1(iv) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act), and where IONA and Buyer fail to so agree on the Closing Date, the Closing Date shall be the fifth (5th) Business Day after the satisfaction of all of the Conditions with the exception of Condition 1(iv) (delivery and registration of the Court Order and a copy of the minute required by Section 75 of the Act). Closing shall take place at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, USA at 8:00 a.m., local time, on the Closing Date. Upon Closing the matters referred to in Section 8.2 shall be effected and delivered to Buyer.
     8.2 Closing
          (a) On or prior to Closing, IONA shall procure that a meeting of the Directors of IONA is held at which resolutions are passed (conditional on registration of the Court Order occurring and effective as of the Effective Time) approving:
      (i) the allotment and issue to Buyer (and/or its nominees) in accordance with the Scheme of the number of new shares in the capital of IONA provided for in the Scheme;
           (ii) the resignation of all of the directors of IONA; and
           (iii) the appointment of such persons as Buyer may nominate as the directors of IONA.

          (b) On the Effective Date, IONA shall deliver to Buyer:
           (i) a certified copy of the resolutions referred to in Section 8.2(a);
      (ii) share certificates in respect of the aggregate number of new shares in the capital of IONA to be issued to Buyer (and/or its nominees) in accordance with the Scheme; and
      (iii) letters of resignation from the directors of IONA resigning from their positions as directors (each such letter containing an acknowledgement that such resignation is without any claim for loss of office or other claim arising from such resignation).
     8.3 Further Closing Deliverables. Each of the Parties shall, on or prior to Closing, deliver to the other Party such other deeds, documents, consents, waivers, resolutions and/or other things and/or take such further action(s) as may reasonably be required of it to implement the Scheme and/or the Acquisition.
ARTICLE IX — DIRECTORS’ FIDUCIARY DUTIES
     9.1 Directors Fiduciary Duties. Notwithstanding any other term of this Agreement, it is recognized by the Parties that the Directors of IONA are required to fulfill their fiduciary duties and that circumstances could arise (whether before or after the Court Meeting) where the Directors of IONA are advised that compliance by IONA with provisions of this Agreement could lead to a breach by them of those fiduciary duties. In such circumstances, IONA shall, subject to Section 6.8 of this Agreement, be entitled to withdraw the Scheme Recommendation and terminate this Agreement pursuant to Section 10.1(a)(iii).
ARTICLE X — TERMINATION, AMENDMENT AND WAIVER
     10.1 Termination.
          (a) If (i) all of the Conditions are not satisfied or waived by 11.59 p.m., United States Eastern time, on December 15, 2008, or (ii) the High Court declines or refuses to sanction the Scheme, unless both Parties agree that the decision of the High Court shall be appealed and, if so appealed, a final non-appealable order, decree, judgment, or ruling has been issued, or (iii) the Directors of IONA withdraw or adversely modify the Scheme Recommendation, or (iv) the Resolutions are not passed at the EGM and the Court Meeting, either Party shall be entitled by notice in writing to the other Party to terminate forthwith this Agreement.
          (b) For the avoidance of doubt, termination of this Agreement shall be without prejudice to the provisions of the Confidentiality Agreement or Expenses Reimbursement Agreement.

     10.2 Effect of Termination. In the event of a termination of this Agreement by either Buyer or IONA as provided in Section 10.1, this Agreement shall immediately become null and void and have no effect, and none of Buyer, IONA, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability or obligation of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (a) Section 7.1 (Announcements), Section 10.2 (Effect of Termination), Section 11.2 (Expenses), and Section 11.7 (Governing Law; Jurisdiction and Venue) and all other obligations of the Parties specifically intended to be performed after the termination of this Agreement shall survive any termination of this Agreement and (b) neither Buyer nor IONA shall be relieved or released from any liabilities or damages arising out of any fraud or willful breach by such Party of any provision of this Agreement or any other agreement delivered in connection herewith. For the avoidance of doubt, the Parties acknowledge and agree that nothing in this Section 10.2 shall be deemed to affect their right to seek specific performance pursuant to Section 11.10.
     10.3 Extension; Waiver. Subject to the requirements of the Takeover Rules, at any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) if both Parties agree, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No provision of this Agreement requiring any Party to use efforts or endeavours or to act in good faith in any context shall be interpreted to require a Party, as part of such Party’s duty to use efforts or endeavours or to act in good faith in the context in question, to waive any condition to the obligations of such Party hereunder or to refrain from exercising any right or power such Party may have hereunder.
ARTICLE XI — MISCELLANEOUS
     11.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations and warranties in this Agreement shall survive the Effective Time. This Section 11.1 shall not limit any covenant or agreement of the Parties that, by its terms, contemplates performance after the Effective Time.
     11.2 Expenses. Except as set forth in Sections 5.5, 6.6, and 7.3(d) of this Agreement, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses. For the avoidance of doubt, if any fees that are expressly agreed to be paid by Buyer are paid by IONA on behalf of Buyer, the amount payable by IONA (if any) to Buyer pursuant to the Expenses Reimbursement Agreement (notwithstanding anything contained in the Expenses Reimbursement Agreement) shall be reduced by an equivalent amount.
     11.3 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized overnight courier

(providing proof of delivery) or mailed by prepaid registered or certified mail (return receipt requested) or by facsimile transmission (providing confirmation of transmission) addressed as follows:

(a)	If to Buyer or the Guarantor, to:

Progress Software Corporation
14 Oak Park Drive
Bedford, Massachusetts 01730
	Facsimile No.:	(781) 280-4304
(781) 280-4035
	Attention:	Joseph Alsop
Peter Moloney
James Freedman

(b)	with required copies to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Facsimile No.: (617) 526-5000
	Attention:	Hal J. Leibowitz, Esq.
Graham Robinson, Esq.

Arthur Cox
Earlsfort Terrace
Dublin 2 Ireland
Facsimile No.: 353 (1) 618068
	Attention:	Brian O’Gorman
Maura McLaughlin

(c)		If to IONA, to:

c/o IONA Technologies, Inc.
200 West Street
Waltham, Massachusetts 02451
Facsimile No.: (781) 902-8902
Attention: Christopher M. Mirabile

(d)		with required copies to:

Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Facsimile No.: (617) 523-1231
	Attention:	Mark T. Bettencourt, Esq.
James A. Matarese, Esq.

William Fry Solicitors
Fitzwilton House, Wilton Place,
Dublin 2, Ireland
Facsimile No.: 353 (1) 6395333
Attention: Ken Casey
or such other address as shall be furnished in writing by any of Buyer, the Guarantor and IONA, and any such notice or communication shall be deemed to have been given as of the date so mailed or otherwise sent as provided above; provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day.
     11.4 Interpretation.
          (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
          (b) Buyer, the Guarantor and IONA have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any of Buyer, the Guarantor and IONA by virtue of the authorship of any provision of this Agreement.
     11.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of Buyer, the Guarantor and IONA and delivered to the other Parties, it being understood that Buyer, the Guarantor and IONA need not sign the same counterpart.

      11.6 Entire Agreement. This Agreement, together with the Expenses Reimbursement Agreement, the Confidentiality Agreement, the Limited Guaranty and any documents delivered by Buyer, the Guarantor and IONA in connection herewith constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among Buyer, the Guarantor and IONA, or any of them, with respect to the subject matter hereof, it being understood that the Expenses Reimbursement Agreement, the Confidentiality Agreement and the Limited Guaranty shall survive the execution and delivery of this Agreement.
     11.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the Ireland without regard to its rules of conflict of laws. Each of Buyer, the Guarantor and IONA hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of Ireland (the “Irish Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Irish Courts and agrees not to plead or claim in any Irish Court that such litigation brought therein has been brought in any inconvenient forum. Each of Buyer, the Guarantor and IONA agree, (a) to the extent Buyer, the Guarantor and IONA is not otherwise subject to service of process in Ireland, to appoint and maintain an agent in Ireland as their agent for acceptance of legal process, and (b) that service of process may also be made on Buyer, the Guarantor and IONA by registered post constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon Buyer, the Guarantor and IONA personally within Ireland.
     11.8 Severability. In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and Buyer, the Guarantor and IONA shall use their best endeavours to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
     11.9 Assignment; Reliance of Other Parties. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of Buyer, the Guarantor and IONA in whole or in part (whether by operation of law or otherwise) without the prior written consent of Buyer, the Guarantor or IONA, as applicable, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by Buyer, the Guarantor and IONA and their respective successors and assigns. Except (a) as provided in Section 7.4 (Directors’ and Officers’ Indemnification and Insurance) hereof, and (b) the provisions of Section 6.5(d) concerning payment of the Scheme Consideration, which shall inure to the IONA Shareholders but, prior to the Effective Time, may only be enforced by IONA acting on their behalf, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any Person other than Buyer, the Guarantor and IONA any rights or remedies under or by reason of this Agreement.
     11.10 Specific Performance. Buyer, the Guarantor and IONA agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, (a)

Buyer shall be entitled to seek an injunction or injunctions, without the posting of any bond, to prevent breaches of this Agreement by IONA and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which Buyer is entitled at law or in equity and (b) IONA shall be entitled to seek an injunction or injunctions, without the posting of any bond, to enforce specifically the terms and provisions of this Agreement and the Limited Guaranty, to prevent breaches of this Agreement and the Limited Guaranty by the Buyer Parties, and to enforce compliance with those covenants of the Buyer Parties that require the Buyer Parties to consummate the transactions contemplated by this Agreement.
     11.11 Consents and Approvals. For any matter under this Agreement requiring the consent or approval of Buyer, the Guarantor and IONA to be valid and binding on Buyer, the Guarantor and IONA, such consent or approval must be in writing.
     11.12 Modification. This Agreement may be modified or amended only by written agreement of Buyer, the Guarantor and IONA.
     11.13 No Agency. Nothing in this Agreement and no action taken by Buyer, the Guarantor and IONA pursuant to this Agreement shall constitute, or be deemed to constitute, any of Buyer, the Guarantor and IONA the agent of Buyer, the Guarantor or IONA, as applicable, for any purpose. None of Buyer, the Guarantor and IONA has, pursuant to this Agreement, any authority or power to bind or to contract in the name of Buyer, the Guarantor or IONA, as applicable.
     11.14 Definitions. Except as otherwise provided herein or as otherwise clearly required by the context, the following terms shall have the respective meanings indicated when used in this Agreement:
     “Acquisition” shall mean the proposed acquisition by Buyer of IONA by means of the Scheme, as described in the Rule 2.5 Announcement.
     “Acquisition Documents” shall mean, other than the Scheme Document, (a) any documents to be filed with or submitted to the High Court in connection with the Scheme or the Acquisition, (b) any filings with or notifications to Governmental Authorities as are necessary or expedient for the implementation of the Acquisition, (c) any other documents sent to IONA Shareholders in connection with the Acquisition or the Scheme, (d) the Optionholder Proposal and (e) any other documents required to be sent or submitted to any third party in connection with the Acquisition or the Scheme.
     “Act” shall mean the Companies Act 1963, as amended.
     “Affiliate” shall mean, with respect to any Person, any other Person controlling, controlled by or under common control with such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

     “Agreed Form” shall mean, in relation to any document, the form of that document which has been initialed for the purpose of identification by or on behalf of each of the Parties.
     “Agreement” shall have the meaning ascribed thereto in the recitals.
     “Announcement Date” shall mean June 25, 2008.
     “Antitrust Laws” shall have the meaning ascribed thereto in Section 7.3(d) hereof.
     “Antitrust Order” shall have the meaning ascribed thereto in Section 7.3(d) hereof.
     “Business Day” shall mean any day other than (a) a Saturday or Sunday, or (b) a day on which banking and savings and loan institutions are authorized or required by law to be closed in the State of New York and Ireland.
     “Buyer” shall have the meaning ascribed thereto in the recitals.
     “Buyer Directors” shall mean the board of directors of Buyer.
     “Buyer Parties” shall mean, collectively, Buyer and the Guarantor.
     “Clearances” shall mean all consents, clearances, licenses, permissions, waivers, approvals, authorisations or orders that need to be obtained, all applications and filings that need to be made and all waiting periods that may need to have expired, from or under the laws, regulations or practices applied by any Governmental Authority in connection with the implementation of the Scheme and/or the Acquisition and, in each case, that constitute Conditions; and any reference to Conditions having been “satisfied” shall be construed as meaning that the foregoing have been obtained, or where appropriate, made or expired in accordance with the relevant Condition.
     “Closing” shall have the meaning ascribed thereto in Section 8.1 hereof.
     “Closing Date” shall have the meaning ascribed thereto in Section 8.1 hereof.
     “Conditions” shall mean the conditions to the Scheme and the Acquisition set out in Appendix I to the Rule 2.5 Announcement, and “Condition” means any one of the Conditions.
     “Confidentiality Agreement” shall mean that certain Confidentiality Agreement by and between the Guarantor, Buyer and IONA dated as of April 16, 2008.
     “Counsel” shall have the meaning ascribed thereto in Section 6.7(b) hereof.
     “Court Hearing” shall mean the hearing by the High Court of the petition to sanction the Scheme under Section 201 of the Act.
     “Court Meeting” shall mean the meeting or meetings of the IONA Shareholders (and any adjournment thereof) convened by order of the High Court pursuant to Section 201 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment).

     “Court Order” shall mean the order or orders of the High Court sanctioning the Scheme under Section 201 of the Act and confirming the reduction of capital that forms part of it under Sections 72 and 74 of the Act.
     “Directors of IONA” or “IONA Directors” shall mean the board of directors of IONA.
     “Disclosed” shall mean fairly disclosed in writing by or on behalf of IONA to Buyer or its Representatives by 12:45 a.m. (United States Eastern time) on June 25, 2008, including, for the avoidance of doubt, documentation that Buyer was notified in writing by 12:45 a.m. (United States Eastern time) on June 25, 2008 was contained in the IONA Data Room.
     “Effective Date” shall mean the date on which the Scheme becomes effective in accordance with its terms.
     “Effective Time” shall mean the time on the Effective Date at which the Court Order and a copy of the minute required by Section 75 of the Act are registered by the Registrar of Companies.
     “euro” or “€” or “EUR” or “cent” or “c” shall mean the single currency unit provided for in Council Regulation (EC) No 974/98 of 8 May 1998, being the lawful currency of Ireland.
     “Exchange Act” shall mean the United States Securities Exchange Act of 1934, as amended.
     “Expenses Reimbursement Agreement” shall have the meaning ascribed thereto in the recitals.
     “Extraordinary General Meeting” or “EGM” shall mean the extraordinary general meeting of the IONA Shareholders (and any adjournment thereof) to be convened in connection with the Scheme, expected to be held as soon as the preceding Court Meeting shall have been concluded or adjourned.
     “Governmental Authority” shall mean any Irish, United States or foreign, federal, state or local governmental commission, board, body, bureau, or other regulatory authority, agency, including courts and other judicial bodies, any competition, anti-trust or supervisory body or other governmental, trade or regulatory agency or body, securities exchange or any self-regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of any of the foregoing, in each case, in any jurisdiction.
     “High Court” shall mean the High Court of Ireland.
     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.
     “Indemnified Party” and Indemnified Parties” shall have the meanings ascribed thereto in Section 7.4(b) hereof.
     “IONA” shall have the meaning ascribed thereto in the recitals.

     “IONA Advisor” shall mean Lehman Brothers Inc.
     “IONA Data Room” shall mean the data room created by IONA in connection herewith.
     “IONA Employees” shall mean the employees of IONA or any Subsidiary of IONA who remain employed after the Effective Time.
     “IONA Group” shall mean IONA and any Subsidiary of IONA.
     “IONA Optionholders” shall mean the holders of IONA Share Options.
     “IONA Ordinary Shares” shall mean the ordinary shares of IONA, €0.0025 par value per share.
     “IONA Senior Management Team” shall mean Larry Alston, Stephanos Bacon, Scott Devens, Christopher Mirabile, Eric Newcomer, Andrew O’Sullivan, Philip Pender, Patrick Walsh, and Peter Zotto.
     “IONA Share Incentive Plans” shall mean those share incentive plans of IONA described as the 2006 Share Incentive Plan, 1997 Share Option Scheme, as amended, 1997 Director Share Option Scheme, as amended, Genesis Development Corporation 1997 Stock Option Plan and Netfish Technologies, Inc. 1999 Stock Option Plan.
     “IONA Share Options” shall mean options to purchase IONA Ordinary Shares issued under any of the IONA Share Incentive Plans as detailed in the Option Report.
     “IONA Share Purchase Plan” shall mean the IONA 1999 Employee Share Purchase Plan.
     “IONA Shareholders” shall mean the holders of IONA Ordinary Shares.
     “IONA Shareholders’ Approval” shall mean the approval of each of the Resolutions by the requisite majority of IONA Shareholders in each case.
     “IONA Shareholders’ Meetings” shall mean the Court Meeting and the EGM.
     “Ireland” or “Republic of Ireland” shall mean Ireland excluding Northern Ireland and the word “Irish” shall be construed accordingly.
     “Irish Courts” shall have the meaning ascribed thereto in Section 11.7 hereof.
     “Irish Stock Exchange” shall mean The Irish Stock Exchange Limited.
     “Limited Guaranty” shall have the meaning ascribed thereto in the recitals.
     “Listing Rules” shall mean the listing rules of the Irish Stock Exchange and Nasdaq.
     “Mailing Order” shall have the meaning ascribed thereto in Section 5.2(a) hereof.
     “Maximum Amount” shall have the meaning ascribed thereto in Section 7.4(c) hereof.

     “Nasdaq” shall mean the Nasdaq Global Market.
     “Northern Ireland” shall mean the counties of Antrim, Armagh, Derry, Down, Fermanagh and Tyrone on the island of Ireland.
     “Optionholder Proposal” shall mean the proposals of IONA and Buyer to the IONA Optionholders to be made pursuant to Rule 15 of the Takeover Rules.
     “Option Report” shall mean the list of IONA Share Options as at the date of this Agreement as Disclosed by IONA at Section 4.4.3 in the IONA Data Room and as may be updated by IONA to reflect IONA Share Options granted on or after the date hereof in accordance with Section 4.1 of this Agreement.
     “Panel” shall mean the Irish Takeover Panel.
     “Parties” shall mean IONA and Buyer and “Party” shall mean any one of them (as the context requires).
     “Person” shall mean any individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other legal entity, or any governmental agency or political subdivision thereof.
     “Representatives” shall mean the directors, officers, employees, Affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or representatives of IONA, Buyer, or any of their respective Subsidiaries, as the case may be.
     “Resolutions” shall mean the resolutions to be proposed at the EGM and Court Meeting to effect the Scheme, which will be set out in full in the Scheme Document.
     “RIS” shall mean a Regulatory Information Service as defined in the Listing Rules.
     “Rule 2.5 Announcement” shall mean the announcement in the Agreed Form to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules.
     “Scheme” or “Scheme of Arrangement” shall mean the proposed scheme of arrangement under Section 201 of the Act and the capital reduction under Sections 72 and 74 of the Act with or subject to any modifications, additions or conditions approved or imposed by the High Court and agreed by Buyer and IONA.
     “Scheme Consideration” shall mean the consideration payable to IONA Shareholders in accordance with the Scheme.
     “Scheme Document” shall mean a document to be distributed to IONA Shareholders and, for information only, to IONA Optionholders containing (a) the Scheme, (b) the notice or notices of the Court Meeting and EGM, (c) an explanatory statement as required by Section 202 of the Act with respect to the Scheme, (d) such other information as may be required or necessary pursuant to the Act, the Takeover Rules or the Listing Rules, and (e) such other information as IONA and Buyer shall agree. Notwithstanding the foregoing, the Scheme Document shall also comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder for a proxy statement.
     “Scheme Recommendation” shall mean the recommendation of the Directors of IONA that IONA Shareholders vote in favour of the Resolutions.
     “SEC” shall mean the United States Securities and Exchange Commission.
     “Securities Act” shall mean the United States Securities Act of 1933, as amended.
     “Subsidiaries” shall mean, when used with reference to a Party, any corporation or other organization, whether incorporated or unincorporated, of which such Party or any other subsidiary of such Party is a general partner or serves in a similar capacity, or, with respect to such corporation or other organization, either (a) at least 50% of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such Party or by any one or more of its subsidiaries, or by such Party and one or more of its subsidiaries, or (b) the right to receive more than 50% of the net assets of such corporation or other organization available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution of such corporation or other organization.
     “Surviving Corporation” shall mean IONA after the Effective Time.
     “Takeover Rules” shall mean the Irish Takeover Panel Act, 1997, Takeover Rules, 2007 and the Irish Takeover Panel Act, 1997, Substantial Acquisition Rules, 2007.
     “U.S.” shall mean the United States.
     “US$” or “$” shall mean United States dollars, the lawful currency of the United States.
     “Voting Undertaking” and “Voting Undertakings” have the meaning ascribed thereto in the recitals.
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     IN WITNESS WHEREOF, Buyer and IONA have entered into this Implementation Agreement as of the day and year first above written.

SPK ACQUISITIONS LIMITED

PRESENT when the common seal
of SPK ACQUISITIONS LIMITED
was affixed hereto:

[Seal Affixed]	By:	/s/ Norman R. Robertson

	Name:	Norman R. Robertson
	Title:	Sr. VP Finance and Administration & CFO

	By:	/s/ Peter M. Moloney

	Name:	Peter M. Moloney
	Title:	VP Corporate Development

IONA TECHNOLOGIES PLC

PRESENT when the common seal
of IONA TECHNOLOGIES PLC
was affixed hereto:

[Seal Affixed]	By:	/s/ Peter M. Zotto

	Name:	Peter M. Zotto
	Title:	Director

	By:	/s/ Christopher Mirabile

	Name:	Christopher Mirabile
	Title:	Secretary

PROGRESS SOFTWARE CORPORATION

SIGNED by or on behalf of
PROGRESS SOFTWARE CORPORATION:

	By:	/s/ Norman R. Robertson

	Name:	Norman R. Robertson
	Title:	Sr. VP Finance and Administration & CFO